Exhibit 99.1
NUCRYST Announces Second Quarter 2008 Financial Results
Wakefield, Massachusetts – August 12, 2008 – NUCRYST Pharmaceuticals, a developer and manufacturer of medical products that fight infection and inflammation, today announced its financial results for the second quarter ended June 30, 2008. NUCRYST also announced today (see separate press release) that its Board of Directors has authorized a program for the Company to repurchase up to 900,000 shares of its outstanding common stock.
Total revenues were $4.7 million for the second quarter of 2008. Total revenues include wound care revenues in the second quarter 2008 of $5.8 million, which was offset by the recognition during the quarter of $1.1 million of a $4.5 million manufacturing cost rebate paid annually to Smith & Nephew pursuant to the companies’ existing supply agreement.
Net loss for the second quarter of 2008 of $1.7 million, or $0.09 per share, represents an improvement of $1.3 million, or 43% from the net loss of $3.0 million, or $0.16 per share, for the same period in 2007.
The Company’s operating loss before interest income and foreign exchange losses was $1.6 million for the second quarters of 2008 and 2007, respectively, and included $0.6 million in depreciation and amortization, and non-cash equity compensation expenses in both periods.
As of June 30, 2008, NUCRYST had $26.9 million in cash and cash equivalents, an increase of $9.1 million from December 31, 2007.
“We remain focused on improving our operating efficiencies and reducing costs to decrease net losses,” said Thomas E. Gardner, Chairman and Chief Executive Officer of NUCRYST. “We also continue to tightly manage our cash position while evaluating strategic growth opportunities that leverage our expertise in wound care management. The restructuring actions that we have implemented to date have helped us mitigate the impact of the manufacturing cost rebate we are providing to Smith & Nephew.”
Second Quarter 2008 Financial Detail
For the quarter ended June 30, 2008, NUCRYST reported total revenues of $4.7 million, which includes an offset due to recognition during the quarter of $1.1 million of a $4.5 million manufacturing cost rebate payable to Smith & Nephew under the companies’ supply agreement. There was no manufacturing cost rebate recorded in the second quarter of 2007. Wound care revenues, which reflect product revenues and royalties on Acticoat™ sales by Smith & Nephew, were $5.8 million in the second quarter of 2008, as compared with $6.1 million in the second quarter of 2007.
Gross margin on revenues was 42% and 35% for the second quarters of 2008 and 2007, respectively. The improved gross margin on revenues is the result of higher production volumes, an improved product mix and lower manufacturing costs that offset the negative impact of the manufacturing cost rebate. NUCRYST recognizes manufacturing revenue when the Company ships product to Smith & Nephew and recognizes royalty income when Smith & Nephew sells Acticoat™ products to its customers. Consequently, NUCRYST’s gross margin percent may vary from period to period due to differences in timing of product shipments to Smith & Nephew and when Smith & Nephew sells product to its customers.

Research and development spending for the second quarter of 2008 totaled $1.5 million compared to $1.7 million for the comparable period in 2007. The current quarter included $0.2 million in severance costs as the Company continues to reduce its research staff in the U.S. and transition programs to its facility in Fort Saskatchewan, Canada.
For the second quarter of 2008, general and administrative costs totaled $2.2 million including $0.1 million in severance costs, as compared with $2.1 million in the same period in 2007. The Company continues to evaluate alternatives to further reduce general and administrative costs.
Included in other income and expenses are foreign exchange losses in the second quarter of 2008 of $0.2 million compared to foreign exchange losses of $1.5 million in the same period in 2007 as the exchange rate for the U.S. dollar against the Canadian dollar was relatively stable during the second quarter of 2008.
Conference Call
NUCRYST will hold a conference call today, August 13, 2008 at 9:00 a.m. ET, to provide a company update and discuss the financial results for the quarter. The conference call will be simultaneously web cast on NUCRYST’s web site and archived for ninety days.
Conference call details:

Date:	Wednesday, August 13, 2008
Time:	9:00 AM ET
Dial-in:	877-419-6593 (U.S.)
719-325-4916 (International)
Web cast:	http://www.nucryst.com (Investor Relations section)

An audio replay of the call will be available for seven days:
Access:	888-203-1112 (U.S.)
719-457-0820 (International)
Replay Passcode: 9742016
About NUCRYST Pharmaceuticals
NUCRYST Pharmaceuticals (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using SILCRYST™, its patented atomically disordered nanocrystalline silver technology. NUCRYST licensed world-wide rights for SILCRYST™ wound care coating products to Smith & Nephew plc, which markets these products in over 30 countries under their Acticoat™ trademark. NUCRYST is also developing pharmaceutical products to address medical conditions that are characterized by pain, infection and inflammation. The Company has developed its proprietary nanocrystalline silver in a powder form, referred to as NPI 32101 for use in medical devices and as an active pharmaceutical ingredient.
A more detailed discussion of NUCRYST’s 2008 second quarter results can be found in our 10-Q filing which will be available at www.sec.gov and www.sedar.com. NUCRYST filings are also available at www.nucryst.com/Regulatory_Filings.htm.
For more information, contact:
David B. Holtz
Vice President and Chief Financial Officer
NUCRYST Pharmaceuticals
781.224.1444
info@nucryst.com

Gregory W. Gin
Lazar Partners
212.867.1762
All amounts in US dollars
SILCRYST™ is a trademark of NUCRYST Pharmaceuticals Corp.
Acticoat™ is a trademark of Smith & Nephew plc
The financial results in this news release are unaudited, and are not a complete disclosure of our quarterly or annual financial results.
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada (collectively “forward-looking statements”). The words “believes”, “expects”, “plans”, “anticipates”, “estimates”, “intends”, “projects”, “may”, “might”, “would”, “will”, “could”, “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this news release include, but are not limited to, statements about: our strategy, future operations, prospects and plans of management and our ability to successfully expand the company’s business and achieve operating efficiencies and cost reductions. With respect to the forward-looking statements contained in this news release, readers are cautioned that numerous risks, uncertainties and other factors could cause our actual results to differ materially from those indicated in these statements including, but not limited to: difficulties or delays in the initiation, timing, progress and results of our preclinical trials and research and development programs; our ability to maintain our collaboration with Smith & Nephew; our reliance on sales of Acticoat™ products with our SILCRYST™ coatings by Smith & Nephew; the future financial and operating performance of Smith & Nephew; our cost reduction plans may not be sufficient to offset the impact of the manufacturing cost rebate we provide to Smith & Nephew; our future operation results are uncertain and likely to fluctuate; we may not be able to retain existing and obtain new regulatory approvals for any future products; we may not be able to establish successful commercialization programs, through new corporate collaborations or otherwise for other future products; the impact of competition from other silver-based pharmaceutical or medical device companies; changes in currency exchange rates; our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others; our ability to comply with governmental regulations and standards; our ability to successfully attract and retain skilled and experienced personnel; changes in general economic and capital market conditions; other risks and uncertainties unidentified at this time; and management’s response to these factors. Although we have attempted to identify the important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in forward looking statements. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and in subsequent reports filed with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov and with securities authorities in Canada on SEDAR at www.sedar.com. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and NUCRYST disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future developments or otherwise after the date hereof.
-Tables to Follow-

NUCRYST PHARMACEUTICALS CORP.
Financial Highlights
(unaudited)
(thousands of U.S. dollars except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30,
Condensed Consolidated Statements of Operations	2008	2007	2008	2007

Revenue	$4,708	$6,098	$9,897	$11,332

Operating expenses:
Cost of goods sold	2,726	3,986	6,826	7,134
Research and development	1,463	1,654	2,950	3,658
General and administrative	2,164	2,110	4,652	4,049

Total operating expenses	6,353	7,750	14,428	14,841

Loss from operations	(1,645)	(1,652)	(4,531)	(3,509)
Other Income and Expenses	(71)	(1,344)	637	(1,351)

Net loss	$(1,716)	$(2,996)	$(3,894)	$(4,860)

Basic and diluted net loss per common share	$(0.09)	$(0.16)	$(0.21)	$(0.27)

Weighted average common shares outstanding	18,374,506	18,318,438	18,372,299	18,315,218

	June 30	December 31
Selected Consolidated Balance Sheet Data	2008	2007

Cash and cash equivalents	$26,878	$17,841
Current assets	34,716	37,618
Total assets	47,585	51,299
Current liabilities	4,723	3,828
Non-current liabilities	649	726
Shareholders’ equity	42,213	46,745

	Three Months Ended June 30		Six Months Ended June 30,
Other Data	2008	2007	2008	2007

Revenue
Wound care revenue	$5,833	$6,098	$12,147	$11,332
Manufacturing cost rebate	(1,125)	—	(2,250)	—

Total revenue	$4,708	$6,098	$9,897	$11,332

Cost of Goods Sold	$2,726	$3,986	$6,826	$7,134

Gross margin	$1,982	$2,112	$3,071	$4,198

Gross margin percent	42%	35%	31%	37%